EXHIBIT 99.1

The Chemours Company Reports Second Quarter 2019 Results

Committed to Core Growth Strategy Despite Near Term Headwinds

WILMINGTON, Del., August 1, 2019 /PRNewswire/ --

Second Quarter 2019 Highlights

•	Net Sales of $1.4 billion
•	Net Income of $96 million, with diluted EPS of $0.57
•	Adjusted Net Income of $120 million, with diluted Adjusted EPS of $0.72
•	Adjusted EBITDA of $283 million
•	Returned $108 million to shareholders through share repurchases and dividends

Other Highlights

•	Completed the acquisition of Southern Ionics Minerals on August 1, enabling operational synergies and access to high value ores
•	Reduced 2019 outlook for Adjusted EBITDA, Adjusted EPS, and Free Cash Flow

The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Fluoroproducts, Chemical Solutions and Titanium Technologies, today announced its financial results for the second quarter 2019.

“The second quarter was challenging on a number of fronts, including softer than expected Ti-Pure™ demand and the continued impact of illegal imports of HFC refrigerants into Europe,” said Chemours President and CEO Mark Vergnano.  “Both issues impacted our volumes in the second quarter and more than offset increasing adoption of Opteon™ mobile refrigerants in the United States and Asia, as well as productivity efforts.  We are clearly not satisfied with these results and remain firm in our commitment to grow our businesses and improve the financial performance of Chemours.”

Second quarter 2019 net sales were $1.4 billion in comparison to $1.8 billion in the record-setting, prior-year quarter.  Results were driven primarily by lower volume in Titanium Technologies, resulting in a 22 percent decrease in net sales. Currency and price were small headwinds in the quarter. Second quarter net income was $96 million, or $0.57 per diluted share, inclusive of a $7 million charge related to our Fayetteville facility. Adjusted EBITDA for the second quarter 2019 was $283 million in comparison to $497 million in the previous year's second quarter, a result of lower volumes across all segments.

Fluoroproducts
Fluoroproducts segment net sales in the second quarter were $711 million in comparison to $801 million in the prior-year quarter.  Illegal imports of HFC refrigerants into the European Union, softer base refrigerants demand in North America, and macro-economic weakness more than offset higher demand for Opteon™ mobile refrigerants and positive impact of application development projects, resulting in a volume decline versus last year's second quarter. Price was a 2 percent headwind on a year-over-year basis. Segment Adjusted EBITDA of $180 million decreased 22 percent versus the prior-year quarter, due to lower net sales and the trailing impact of operating issues communicated in the previous quarter.

Chemical Solutions
Chemical Solutions segment net sales in the second quarter were $130 million in comparison to $153 million in the prior-year quarter. Volumes were lower year-over-year primarily driven by reduced sales in Performance Chemicals and Intermediates as well as in Mining Solutions due to operational issues at a key customer mine. Higher average price was realized as a result of previously communicated price announcements. Second quarter 2019 segment Adjusted EBITDA of $16 million increased 4 percent versus the prior-year quarter, reflecting price tailwinds and increased other income from licensing agreements.

EXHIBIT 99.1

Titanium Technologies
Titanium Technologies segment net sales in the second quarter were $567 million in comparison to $862 million in the prior-year quarter. This decrease was a result of lower volumes of Ti-Pure™ titanium dioxide driven by a combination of weak demand and market share loss as we continue the implementation of our Ti-Pure™ Value Stabilization strategy. Global average selling prices were stable in comparison to last year's second quarter and sequentially against the first quarter of 2019.  Segment Adjusted EBITDA was $127 million, in comparison to $295 million in last year's record second quarter. Results were driven mainly by lower volumes of Ti-Pure™ titanium dioxide and higher unit costs.

Corporate and Other
Corporate and Other in the second quarter 2019 represented a $40 million offset to Adjusted EBITDA, versus a $44 million offset in the prior-year quarter. This improvement was primarily attributable to lower costs associated with certain legacy environmental matters.

The company realized an Adjusted Effective Tax Rate of approximately 22 percent for the quarter.  The company expects its Adjusted Effective Tax Rate for the full-year 2019 to be within a range of 18 to 20 percent, reflecting the company's anticipated geographic mix of earnings.

Liquidity
As of June 30, 2019, gross consolidated debt was $4.2 billion. Debt, net of $630 million cash, was $3.6 billion, resulting in a net leverage ratio of approximately 2.7 times on a trailing twelve-month basis.

Cash (used for) provided by operating activities for the second quarter 2019 was $7 million, versus $343 million in the prior-year quarter. Capital expenditures for the second quarter 2019 were $124 million, versus $126 million in last year's second quarter. Free Cash Flow for the second quarter 2019 was ($117) million versus the prior-year quarter of $217 million.

Acquisition

Chemours also announced the strategic acquisition of Southern Ionics Minerals, LLC (SIM), a minerals exploration, mining and manufacturing company headquartered in Jacksonville, Florida for $25 million.  The transaction with SIM’s parent, Southern Ionics Incorporated, closed on August 1.  SIM mines and processes titanium and zirconium mineral sands from the same Trail Ridge geological formation mined by Chemours in Florida. This acquisition expands Chemours flexibility and scalability to internally source ore. The acquisition includes a mineral sands processing plant, an existing mine site, administrative offices, and mineral rights currently held by SIM.

Outlook
As a result of the weaker financial performance in the second quarter and increasing macro-economic uncertainty, the company is lowering its earnings guidance for the full year 2019.  The company now expects to deliver 2019 Adjusted EBITDA within a range of $1.00 to $1.15 billion. Capital expenditures are expected to be approximately $500 million, with Free Cash Flow of approximately $100 million.  The company expects Adjusted EPS of between $2.37 and $3.08 per share.

Mr. Vergnano concluded, “We are disappointed in having to reduce our guidance for 2019.  However, as we look beyond the next two quarters, we remain confident in the growth prospects for each of our three core businesses.  We have an outstanding asset base, strong balance sheet, the right strategies, and more importantly, a great team capable of navigating the business cycle.  We will continue to work hard to increase the long-term value of Chemours, fully aligned with the interests of our shareholders.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Friday, August 2, 2019 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™. Chemours has approximately 7,000 employees and 28 manufacturing sites serving approximately 3,700 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Adjusted Effective Tax Rate, and Return on Invested Capital, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2018. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
David Rosen
Executive and Financial Communications Manager
+1.302.773.2711
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$1,408	$1,816	$2,784	$3,546
Cost of goods sold	1,085	1,259	2,165	2,452
Gross profit	323	557	619	1,094
Selling, general, and administrative expense	136	161	292	304
Research and development expense	19	20	41	40
Restructuring, asset-related, and other charges	7	10	15	20
Total other operating expenses	162	191	348	364
Equity in earnings of affiliates	8	10	16	22
Interest expense, net	(52)	(48)	(103)	(100)
Loss on extinguishment of debt	—	(38)	—	(38)
Other income, net	16	33	55	90
Income before income taxes	133	323	239	704
Provision for income taxes	37	41	50	125
Net income	96	282	189	579
Less: Net income attributable to non-controlling interests	—	1	—	1
Net income attributable to Chemours	$96	$281	$189	$578
Per share data
Basic earnings per share of common stock	$0.58	$1.58	$1.14	$3.21
Diluted earnings per share of common stock	0.57	1.53	1.12	3.11

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited)
	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$630	$1,201
Accounts and notes receivable, net	879	861
Inventories	1,250	1,147
Prepaid expenses and other	73	84
Total current assets	2,832	3,293
Property, plant, and equipment	9,259	8,992
Less: Accumulated depreciation	(5,768)	(5,701)
Property, plant, and equipment, net	3,491	3,291
Operating lease right-of-use assets	322	—
Goodwill and other intangible assets, net	178	181
Investments in affiliates	177	160
Other assets	433	437
Total assets	$7,433	$7,362
Liabilities
Current liabilities:
Accounts payable	$956	$1,137
Current maturities of long-term debt	18	13
Other accrued liabilities	474	559
Total current liabilities	1,448	1,709
Long-term debt, net	4,190	3,959
Operating lease liabilities	265	—
Deferred income taxes	214	217
Other liabilities	487	457
Total liabilities	6,604	6,342
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 188,801,201 shares issued and 163,481,966 shares outstanding at June 30, 2019; 187,204,567 shares issued and 170,780,474 shares outstanding at December 31, 2018)	2	2
Treasury stock, at cost (25,319,235 shares at June 30, 2019; 16,424,093 shares at December 31, 2018)	(1,072)	(750)
Additional paid-in capital	853	860
Retained earnings	1,571	1,466
Accumulated other comprehensive loss	(531)	(564)
Total Chemours stockholders’ equity	823	1,014
Non-controlling interests	6	6
Total equity	829	1,020
Total liabilities and equity	$7,433	$7,362

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$189	$579
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Depreciation and amortization	154	142
Gain on sales of assets and businesses	(3)	(45)
Equity in earnings of affiliates, net	(15)	6
Loss on extinguishment of debt	—	38
Amortization of debt issuance costs and issue discounts	5	7
Deferred tax provision	2	38
Stock-based compensation expense	14	15
Net periodic pension cost (income)	1	(7)
Defined benefit plan contributions	(13)	(8)
Other operating charges and credits, net	1	(5)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(16)	(175)
Inventories and other operating assets	(70)	(74)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(287)	28
Cash (used for) provided by operating activities	(38)	539
Cash flows from investing activities
Purchases of property, plant, and equipment	(257)	(228)
Acquisition of business, net	—	(37)
Proceeds from sales of assets and businesses, net	1	41
Foreign exchange contract settlements, net	—	(6)
Cash used for investing activities	(256)	(230)
Cash flows from financing activities
Proceeds from issuance of debt, net	—	520
Proceeds from revolving loan	150	—
Debt repayments	(6)	(672)
Payments related to extinguishment of debt	—	(29)
Payments of debt issuance costs	—	(12)
Purchases of treasury stock, at cost	(322)	(394)
Proceeds from exercised stock options, net	8	13
Payments related to tax withholdings on vested stock awards	(30)	(6)
Payments of dividends	(83)	(61)
Cash used for financing activities	(283)	(641)
Effect of exchange rate changes on cash and cash equivalents	6	(7)
Decrease in cash and cash equivalents	(571)	(339)
Cash and cash equivalents at January 1,	1,201	1,556
Cash and cash equivalents at June 30,	$630	$1,217

Supplemental cash flows information
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$(25)	$(1)
Obligations incurred under build-to-suit lease arrangement	30	26

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$711	$801	$(90)	$687	$24
Chemical Solutions	130	153	(23)	134	(4)
Titanium Technologies	567	862	(295)	555	12
Total Net Sales	$1,408	$1,816	$(408)	$1,376	$32

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	June 30,		Increase /	March 31,	Increase /
	2019	2018	(Decrease)	2019	(Decrease)
Fluoroproducts	$180	$230	$(50)	$159	$21
Chemical Solutions	16	16	0	15	1
Titanium Technologies	127	295	(168)	126	1
Corporate and Other	(40)	(44)	4	(38)	(2)
Total Adjusted EBITDA	$283	$497	$(214)	$262	$21

Adjusted EBITDA Margin	20%	27%		19%

Quarterly Change in Net Sales from June 30, 2018
		Percentage	Percentage Change Due To
	June 30, 2019 Net Sales	Change vs. June 30, 2018	Local Price	Volume	Currency Effect
Total Company	$1,408	(22)%	(1)%	(20)%	(1)%

Fluoroproducts	$711	(11)%	(2)%	(7)%	(2)%
Chemical Solutions	130	(15)%	4%	(19)%	—%
Titanium Technologies	567	(34)%	—%	(33)%	(1)%

Quarterly Change in Net Sales from March 31, 2019
		Percentage	Percentage Change Due To
	June 30, 2019 Net Sales	Change vs. March 31, 2019	Local Price	Volume	Currency Effect
Total Company	$1,408	2%	(1)%	4%	(1)%

Fluoroproducts	$711	4%	—%	5%	(1)%
Chemical Solutions	130	(3)%	(1)%	(2)%	—%
Titanium Technologies	567	2%	(1)%	3%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Net income attributable to Chemours	$96	$281	$94	$189	$578
Non-operating pension and other post-retirement employee benefit income	(3)	(7)	(3)	(6)	(14)
Exchange losses (gains), net	9	(2)	(6)	3	(2)
Restructuring, asset-related, and other charges	7	10	8	15	20
Loss on extinguishment of debt	—	38	—	—	38
Gain on sales of assets and businesses (1)	(2)	(3)	—	(2)	(45)
Transaction costs	1	9	—	1	9
Legal charges (2)	8	10	29	38	14
Adjustments made to income taxes (3)	7	(8)	(5)	1	(13)
Benefit from income taxes relating to reconciling items (4)	(3)	(14)	(8)	(11)	(5)
Adjusted Net Income	120	314	109	228	580
Net income attributable to non-controlling interests	—	1	—	—	1
Interest expense, net	52	48	51	103	100
Depreciation and amortization	78	71	76	154	141
All remaining provision for income taxes	33	63	26	60	143
Adjusted EBITDA	$283	$497	$262	$545	$965
(1)	For the six months ended June 30, 2018, gain on sales of assets and businesses included a $42 million gain associated with the sale of the Company’s Linden, New Jersey site.
(2)

Includes litigation settlements, PFOA drinking water treatment accruals, and other legal charges. For the three and six months ended June 30, 2019, legal charges included $7 million and $34 million in additional charges for the approved final Consent Order associated with certain matters at the Company’s Fayetteville, North Carolina facility.

(3)

Includes the removal of certain discrete income tax impacts within the Company’s provision for income taxes, such as the benefit from windfalls on its share-based payments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(4)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Numerator:
Net income attributable to Chemours	$96	$281	$94	$189	$578
Adjusted Net Income	120	314	109	228	580
Denominator:
Weighted-average number of common shares outstanding - basic	164,118,816	177,798,484	167,866,468	165,982,289	179,922,433
Dilutive effect of the Company's employee compensation plans	2,822,810	6,022,757	4,194,432	3,508,621	6,142,986
Weighted-average number of common shares outstanding - diluted	166,941,626	183,821,241	172,060,900	169,490,910	186,065,419

Earnings per share - basic	$0.58	$1.58	$0.56	$1.14	$3.21
Earnings per share - diluted	0.57	1.53	0.55	1.12	3.11
Adjusted earnings per share - basic	0.73	1.77	0.65	1.38	3.22
Adjusted earnings per share - diluted	0.72	1.71	0.63	1.35	3.12

2019 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	Year Ended December 31, 2019
	Low	High
Net income attributable to Chemours	$357	$466
Restructuring, asset-related, and other charges	40	50
Adjusted Net Income	397	516
Interest expense, net	207	212
Depreciation and amortization	309	309
Provision for income taxes	87	113
Adjusted EBITDA	$1,000	$1,150

Weighted-average number of common shares outstanding - basic (1)	164.2	164.2
Dilutive effect of the Company's employee compensation plans (1,2)	3.5	3.5
Weighted-average number of common shares outstanding - diluted (1,2)	167.7	167.7

Basic earnings per share of common stock	$2.17	$2.84
Diluted earnings per share of common stock (2)	2.13	2.78
Adjusted basic earnings per share of common stock	2.42	3.14
Adjusted diluted earnings per share of common stock (2)	2.37	3.08
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect actual results through June 30, 2019 which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2019 share repurchases.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2019	2018	2019	2019	2018
Cash flow (used for) provided by operating activities	$7	$343	$(44)	$(38)	$539
Less: Purchases of property, plant, and equipment	(124)	(126)	(133)	(257)	(228)
Free Cash Flows	$(117)	$217	$(177)	$(295)	$311

2019 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2019
Cash flow provided by operating activities	$ ~ 600
Less: Purchases of property, plant, and equipment	~ (500)
Free Cash Flows	$ ~ 100
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Period Ended June 30,
	2019	2018
Adjusted EBITDA (1)	$1,321	$1,740
Less: Depreciation and amortization (1)	(296)	(273)
Adjusted EBIT	1,025	1,467

Total debt	4,208	3,973
Total equity	829	1,025
Less: Cash and cash equivalents	(630)	(1,217)
Invested capital, net	$4,407	$3,781

Average invested capital (2)	$3,989	$3,481

Return on Invested Capital	25.7%	42.1%
(1)

Based on amounts for the trailing 12 months ended June 30, 2019 and 2018. Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. See the preceding table for the reconciliation of Adjusted EBITDA to net income attributable to Chemours for the three and six months ended June 30, 2019 and 2018.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.